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RGS Energy: Delivering Value for ALL Shareholders Investor Presentation August 2017

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding RGSE's results of operations and financial positions, and RGSE's business and financial strategies.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions, forecasts, and hypothetical constructs about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words "expect," "anticipate," "project," "target," "plan," "future," "believe," "may," "will" and similar expressions as they relate to us are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Therefore, RGSE cautions you against relying on any of these forward-looking statements.

Key risks and uncertainties that may cause a change in any forward-looking statement or that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include: the effect of electric power generation industry regulations in the states where RGSE operates, net electric power metering and related policies; the effect on the cost of photovoltaic panels from determinations by the US government for petitions filed under Section 201 of the 1974 Trade Act by Suniva and SolarWorld; the level of demand for RGSE's solar energy systems; RGSE's ability to implement its revenue growth strategy including expanding, training and improving the productivity of its sales organization, achieving its target level of sales, generating cash flow from operations, acquiring cost-effective marketing leads, reducing cycle time for installations, reducing cost of goods sold and expanding its product and service offerings; the availability and adequacy of RGSE's working capital; RGSE's ability to arrange an asset based lending facility in the future; RGSE's ability to be awarded community solarize programs and sales thereunder; RGSE's ability to achieve break-even and better results; future cancellations and backlog.

You should read the section entitled "Risk Factors" in our 2016 Annual Report on Form 10-K, as amended, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each of which has been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. Any forward-looking statements made by us in this presentation speak only as of the date of this presentation. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

RGS | ENERGY
© Copyright 2017 Real Goods Solar, Inc. All Rights Reserved.
2

Table of Contents 3 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Executive Summary 4 The RGSE Story 5 RGSE’s Highly Qualified Board 20 Iroquois Capital’s Claims Are Without Merit 23 Our Progress So Far 16

Executive Summary RGSE is a leading provider of turnkey solar energy solutions that is well - positioned to benefit from favorable macro industry dynamics. The RGSE Board and management team have been actively engaged in developing and executing a turnaround strategy that we believe will accelerate our future growth. Our strategy has already begun producing results, and RGSE has significantly improved its financial position during current management’s tenure. Iroquois Capital, an activist hedge fund with no prior solar energy industry experience, no viable new ideas, and an undisclosed agenda, is running an opportunistic and disruptive campaign to remove the highly qualified RGSE Board of Directors. RGSE strongly believes that it has the right strategy, the right Board, and the right management team to execute our strategy going forward and achieve our goal of operating profitability. 4 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Vote the WHITE Proxy Card “FOR” RGSE’s Highly Qualified Nominees

The RGSE Story

RGSE: Leading Provider of Turnkey Solar Energy Solutions RGS Energy (“RGSE”) (NASDAQ: RGSE) is a nationwide leader in turnkey solar energy solutions for residential and small commercial customers. We have installed 25,000+ solar energy systems , totaling more than 260 megawatts of clean energy, since 1978. A majority of our materials are “Buy American” under the American Recovery and Reinvestment Act and newest electrical codes. Primary business segments: • Residential: Installs solar systems for homeowners and small commercial businesses in the continental U.S. • Sunetric : Installs residential and commercial solar systems in Hawaii . Headquarters in Denver, Colorado, with operations across the U.S. 6 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Revenue Mix (in thousands) Company Snapshot $17.4M FY 2016 Net Revenue $14.1M Cash 1 $6.7M Market Cap 2 $17.9M Stockholders Equity 1 ($25.3M) FY 2016 Operating Loss $0 Total Debt 1 ~190 Employees $3.07 Residential Cost per Watt at 12/31/2016 1) As of March 31, 2017. 2) As of August 7, 2017. $13,275 $4,150 Residential Sunetric

Our Mission: Break - Even, and Accelerating Thereafter 7 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Our Break - Even Target Estimated break - even is $16 million of revenue per quarter Residential Segment has achieved this level of revenue for 5 out of the last 9 years How We Plan to Achieve This Increase the size of our sales teams Residential sales team Small commercial sales team Sunetric sales team Invest in training Productive sales teams Invest in marketing programs Bid on more Community Solarize programs When We Plan to Achieve This Targeting to achieve this level of revenue by the 1 st or 2 nd Quarter of 2018 We believe we have the capital to achieve this goal

RGSE’s Revenue Growth Strategy 8 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Expand our call center, field sales teams and sales support staff Utilize our proven internal training program and expand our in - house training team Increase sales organization, bringing total employees to over 200 team members in 2017 Seek and negotiate cost effective marketing agreements to generate leads for our sales teams utilizing: Digital Web Leads - Higher percentage from lead to close Partner Programs - Lower cost per acquisition Customer Referrals - Organic lead generation with the highest conversion rate and lowest cost per acquisition Paid Lead Programs - Structured for performance Continue to reduce cost of materials to offer a competitive price to our customers Focus on our niche - customers that can make a purchase with their own cash or proceeds from a loan Leverage our sourcing for Small Commercial opportunities and build a dedicated sales team Expand into new states Focus on Community Solarize Programs – we have done roughly 40 solarize programs in the past Introduce new products : battery storage solutions Sales Organization Marketing Other Sales Initiatives Following significant cost - cutting in FY 2016, we are focused on top - line growth by aggressively expanding our sales initiatives.

Investment in Our Salesforce During Q2 2017, we increased our average monthly headcount of direct sales representatives by almost 50%. We have continued to implement our proven sales training programs, which we have been refining for many years, to increase our team’s productivity. During Q2 2017, we also increased the average number of sales per representative. Though this process requires significant cash expenditures as we invest in the future, we believe that we have sufficient working capital to build a profitable business that will operate and generate positive cash flow in the future. Simply put: The more we hire, train, and “feed” our salespersons with cost - effective leads, the more contracts we are able to add to our backlog for future organic revenue growth. 9 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved.

Strategies to Mitigate Industry Risks: Geographic Diversification Many of our competitors have a high concentration in California, which has intense competition and high cost of marketing leads, which effects profitability. Our strategy has been to target territories with: x High electricity costs x High sun exposure x Favorable incentives and rebates Nationwide, rates are up ~$0.04/kWh since 1990, whereas the states in which RGS Energy has a presence have seen rates rise by up to ~$0.10/kWh. We are in 8 of the 10 states with the highest electricity costs. 10 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Revenue by Territory 38% 30% 9% 5% 5% 5% 3% 2% 2% 1% RI - 38% MA - 30% HI - 9% CA - 5% CT - 5% NH - 5% VT - 3% NY - 2% NJ - 2% CO - 1%

Strategies to Mitigate Industry Risks: Attractive Financing Options In the solar energy industry, there has been a transition in customer preference from leasing to owning. Over 90% of our customers use their own cash or cash from a loan – we are not reliant upon leasing. Our customers who make their purchase in cash enjoy the benefits of an Investment Tax Credit (“ITC”), which helps offset their cost an increase their IRR. Many of our competitors focus on lease financing; their customers do not benefit from the ITC. 11 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Example of Cash Customer IRR Case Study Total System Cost $22,229 Tax Credits (5,816) Other Incentives (2,840) Net Investment $13,573 Cost per kWh: Today’s Utility Electrical Rate: $0.19 Year 1 Cost of Electricity $0.08 (amortizing investment over 25 years) Break - Even Year 9 Internal Rate of Return 14% Total Costs for the Next 25 Years with Solar: $21,816 Total Costs for the Next 25 Years without Solar: $58,250 Your Net Savings with Solar: $36,434 Revenue by Customer Financing Type 62% 30% 8% Cash Loan Lease/PPA

Strategies to Mitigate Industry Risks: Deleveraged Balance Sheet In the solar energy industry, there has been a transition in customer preference from leasing to owning. Over 90% of our customers use their own cash or cash from a loan – we are not reliant upon leasing. 12 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Comparative Capital Stacks of Public Residential Solar Companies 20% 20% 46% 45% 34% 35% 100% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Competitor A Competitor B Tax Equity (Repayment Risk) Debt Shareholders Equity

Strategies to Mitigate Industry Risks: Battery Technology Net Metering: Surplus power produced from customers solar system is transferred to the utility grid, offsetting the cost of power later drawn from their utility. • Essentially using the utility as “battery storage.” Recently, however, some states have reduced or eliminated net metering. If utilities reduce or restrict net metering, customers have two options to maximize value: • Install a smaller solar system size: only offset their “daily minimum load”, eliminates production of energy excess; OR • Install a battery system: onsite storage to retain excess power produced until needed. We are incorporating battery technology into our offering, and have already launched batteries at our Sunetric subsidiary in Hawaii. 13 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Example Daily Solar Production vs. Load 0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 Power (kW) Hour Usage Production

Other Strategic Initiatives 14 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Increasing Digital Marketing Controlling customer acquisition costs is an emerging issue in the solar energy industry Our stated target has been to move toward digital marketing, which we have done with our campaign with Madwire Digital marketing leads are not only more cost - effective than paid leads, they also tend to close at a higher rate Reducing Cancellations Cancellations are a recurring issue in the solar energy industry, and they can occur for a variety of reasons Knowing this, we have a multi - pronged strategy to reduce cancellations by training our sales team to better communicate with customers and overcome customer objections during both the sales and installation process Our partnership with Mobomo , which is helping us design and build an interactive customer portal, helps keep our customers informed and engaged throughout the solar life cycle, ensuring that potential issues are addressed quickly, thereby reducing cancellations Theses and other strategic initiatives are already paying off: In Q2 2017, we more than tripled our net sales after cancellations

Summary of Strategic Initiatives Underway 15 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. 1 2 3 4 5 Operate in a Large and Growing Market with Favorable Macro Dynamics Increasing utility rates, decreasing system costs, and extension of ITC for 5 years Maintain Nationwide Platform Strategically located in key U.S. solar markets; thoughtful expansion into new territories Viable Plan for Break - Even Right - size business for low targeted break - even revenue Drive Top - Line Growth Hire and train larger salesforce; ancillary product sales (e.g., water heaters and energy storage) Improve Financial Position Deleverage balance sheet; opportunistic capital raising to support expansion Your Board and Management Team’s Decisive Actions Have Put RGSE on the Right Track and Positioned Us for Future Growth

Our Progress So Far

Our Progress So Far Despite a lower revenue base as a result of our strategic repositioning that began in 2014, the Company has been able to maintain its gross margin in our residential segment. We have been able to maintain our gross margin profile by selectively reducing costs, particularly selling and operating expenses, which were less critical during a period of low sales volume due to our lack of sufficient capital. With the capital necessary to support our future growth, we can now focus on rebuilding our backlog and attracting and retaining staff. 17 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Revenue & Gross Margins ($ in thousands) $6,857 $3,634 10% 9% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 20% $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 $8,000 Q1 2015 Q1 2017 Residential Revenue Residential Gross Margin

Our Progress So Far From Q1 2015 through the end of 2016, negative working capital and minimal cash realistically precluded our ability to maintain or grow sales. Although this resulted in declining revenue during this period, management has been able to reduce the Company’s comparable net loss through prudent cost - cutting. • SG&A expenses have been reduced by approximately 50% since 2014. • The Company has exited its unprofitable commercial segment. • We have reduced marketing expenditures significantly as we transition to a more cost - effective digital marketing strategy. 18 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Comparative Net Loss* at Year - End ($ in thousands) ($11,482) ($4,170) ($1,651) ($14,000) ($12,000) ($10,000) ($8,000) ($6,000) ($4,000) ($2,000) $0 2014 2015 2016 *See Appendix for calculation.

Our Progress So Far With our revenue strategy in place and the capital necessary to execute this strategy, management is now focusing on accelerating our progress. RGSE’s preliminary Q2 2017 results have been in - line with our expectations we set for ourselves in our April Business Update. We look forward to being able to continue to deliver against our strategic objectives and pursuing new initiatives, such as battery storage and energy audits, which will support future sales growth. 19 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. April Business Update Expectation 2nd Quarter Preliminary Results Sales Growth Gross sales increased ≈2x Net sales increased ≈3x Revenue Lag a quarter Decreased ≈18% Sales organization Growth Increased ≈40% Cost effective marketing Cost effective Reduced ≈55% Residential cycle time Reduce Reduced ≈30% Cost of goods sold per watt Reduce Increased <1% Cash flow Outflow until break - even Outflow

RGSE’s Highly Qualified Board

RGSE's Highly Qualified Board

Name and Background of Directors

David Belluck* *Chairman of the Board* *Age 56* *Director Since 2011*	• General Partner of Riverside Partners, a private equity firm. • Serves on boards of Loftware, R&D Altanova, Tegra Medical, Eliassen Group, Bioagilytix, Enovate, Allied Dental and Dominion, and Healthdrive • Vice Chair of the Alliance for Business Leadership
Dennis Lacey *CEO & Director* *Age 63* *Director Since 2014*	• Joined RGSE in February 2014 as Sr. Vice President, Finance, and became CEO in August 2014 • Former CFO of Community Enhancement Group REIT and Stream Global Services; has been involved with public companies for 20 years • Led corporate turnarounds at three different companies
Pavel Bouska *Independent Director* *Age 62* *Director Since 2012*	• Independent business consultant • Former CEO of ionSKY and Gaiam Energy Tech, the renewable energy division of Gaiam, Inc. that became RGSE • VP of IT at Corporate Express as it grew from $2M revenue to a Fortune 500 company
Ian Bowles *Independent Director* *Age 51* *Director Since 2013*	• Co-Founder and Managing Director of WindSail Capital Group, which provides growth capital to clean energy companies; has served on 4 corporate boards • Former Secretary of Energy & Environmental Affairs for State of MA; served on Clinton White House staff on energy/environmental regulatory issues
John Schaeffer *Independent Director* *Age 67* *Director Since 2008*	• Founder and Former CEO of Real Goods Trading Corp. • Former CEO of RGSE until 2008; also served as President and General Manager, Retail & Distribution
Robert L. Scott *Independent Director* *Age 70* *Director Since 2012*	• Retired partner at Arthur Andersen LLP • Former interim CFO of Square Two Financial and consultant to KRG Capital Partners

*Not standing for reelection at the 2017 Annual Meeting.

Directors with Experience



Senior Leadership
6
Sales/Marketing
3
Renewable Energy
5
Regulatory/Public Policy
4
Operations & Strategy
5
Finance/Accounting
4
Corporate Governance
2
Corporate Development and M&A
6

RGS ENERGY
© Copyright 2017 Real Goods Solar, Inc. All Rights Reserved.
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Strong Corporate Governance Practices Independent chairman All directors stand for election annually 4 of 6 directors added within the past 5 years Average director tenure of 5.3 years Average director age of 61.5 years 5 of 6 directors have direct renewable energy industry experience Shareholders can take action by written consent Shareholders can call special meetings with 10% of the voting power Per Colorado law, shareholders representing at least 10% of the shares outstanding may propose an amendment to the charter for submission to a shareholder vote No poison pill in place 22 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. RGSE Has a Strong, Diverse Board of Highly Qualified Candidates that Is Actively Overseeing Management’s Execution of Our Strategic Plan

Iroquois Capital’s Claims Are Without Merit

Correcting the Record Shareholders should be aware of points that we believe are omitted or obscured by Iroquois Capital: • Iroquois is a short - term holder whose actions clearly demonstrate that its interests are not aligned with other shareholders • Iroquois has, without any explanation or constructive engagement with RGS, changed its view of the Company dramatically in less than six months • The current RGSE management team has significantly improved the Company’s financial position • Iroquois’ attempt to cause the resignation of every member of the current Board is extremely irresponsible – it provides absolutely no insight as to what would happen if it is successful in removing the RGSE directors • Iroquois has not put forward any alternative strategic plan, and its only concrete suggestion displays a fundamental lack of understanding of our industry • The RGS Board and management team are committed to the long - term success of the Company, as exemplified by significant recent stock purchase and other actions 24

We Believe Iroquois Capital Overstates Its Ownership Stake 25 In its proxy statement, Iroquois Capital claims that it owns approximately “4.99%” of the outstanding shares of RGSE common stock. We believe that it neglects to clearly inform shareholders that the vast majority of this position includes: • Warrants that it has not yet exercised, and • Shares purchased after the record date for the Annual Meeting, and therefore not eligible to vote The total value of Iroquois Capital’s current common stock ownership of RGSE is just $150,741. We believe that by purchasing warrants rather than common stock, Iroquois has effectively “de - risked” its position. Iroquois Capital’s Ownership Stake (# Shares) 1,036,452 120,800 1,324,742 167,490 0 200,000 400,000 600,000 800,000 1,000,000 1,200,000 1,400,000 Iroquois Capital’s Claimed “Ownership” Shares Tied to Warrants Shares Purchased After Record Date Iroquois Capital’s True Ownership

Iroquois Capital’s Claims Are Without Merit 26 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Iroquois Capital’s Claim Iroquois claims that it is concerned with RGSE’s growth strategy Reality Iroquois was a significant participant in RGSE’s February 2017 capital offering In the prospectus for that offering, RGSE clearly disclosed that we intend to use the net proceeds from this offering to “increase sales and operational capabilities,” and “not for the redemption or repurchase of [shares]” Increasing our sales team and building our marketing presence is a key element of our growth strategy going forward Iroquois participated in our February 2017 capital offering with the implicit understanding and acknowledgment that RGSE would use the proceeds to pursue top - line growth initiatives

Iroquois Capital’s Claims Are Without Merit 27 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Iroquois Capital’s Claim Iroquois claims that the current RGSE management team has not produced any meaningful results Reality The current management team was appointed towards the end of 2014, and has since significantly improved the Company’s financial position Over the next two years, the RGSE management team has: Raised $32MM worth of capital to restore positive net working capital; Became current on the Company’s obligations to its vendors ; Restructured and paid off debt Restructured the business on the mainland by exiting the unprofitable large commercial market Strategically adjusted its marketing focus to a more innovative and cost effect digital format Reduced costs to maintain consistent gross margins, despite a smaller revenue base; and Resolved disputes from transactions from prior periods, including responding to an inquiry from the SEC

Iroquois Capital’s Claims Are Without Merit 28 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Iroquois Capital’s Claim Iroquois claims that RGSE’s lack of recent acquisitions is a cause for concern Reality Prior to the beginning of the current management team’s tenure in late 2014, RGSE made a series of acquisitions that severely compromised the financial stability of the company Each of these acquisitions resulted in RGSE writing off all of the goodwill – $50 million in total – from each acquisition in less than 12 months from the acquisition date Other acquisitions of similarly situated companies in the solar energy industry have not panned out well Accordingly, RGSE’s management team believes that an acquisition - led strategy would be a mistake, and instead is focused on driving organic revenue growth to achieve profitability Buying other unprofitable companies will not make RGSE profitable

Iroquois Capital’s Claims Are Without Merit 29 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Iroquois Capital’s Claim Iroquois claims that the existing directors have shown little confidence in RGSE and its future and should be buying more stock at these depressed levels Reality Our CEO Dennis Lacey purchased 15,000 shares on the open market with his own capital on the same day of the de minimis sales transaction that Iroquois identified in its proxy statement We believe that Mr. Lacey’s purchase represents a substantial commitment to the Company and a strong statement that our management team’s interests are aligned with shareholders Mr. Lacey is among RGSE’s top 50 shareholders, despite only joining the Company in 2014 Mr. Lacey’s ownership stake is more than 26x the average shareholder

Iroquois Capital’s Claims Are Without Merit 30 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Iroquois Capital’s Claim Iroquois claims that RGSE’s directors are “manipulating the corporate machinery” by scheduling the 2017 Annual Meeting more than 30 days before the first anniversary of the 2016 meeting Reality There was absolutely no indication from Iroquois at any time that it intended to nominate directors for the Annual Meeting; the movement of the meeting date had nothing to do with Iroquois Moving the meeting date had no effect on the window for submitting shareholder proposals Historically, RGSE has had its Annual Shareholder Meeting in November, whereas most calendar year - end companies hold their meetings in May or June RGSE’s intention was to move its Annual Meeting forward so that it is in - line with other companies The 2017 Annual Meeting has been moved forward three months to August 2017, and we intend to move our 2018 Annual Meeting forward another three months (to May or June 2018 )

Iroquois Capital’s Claims Are Without Merit 31 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Iroquois Capital’s Claim Iroquois claims that RGSE’s management and Board do not share Iroquois’ mentality as true owners of the Company Reality Since December 2016, Iroquois has sold over 4.1 million shares of RGSE stock We believe that this aggressive selling has had a material adverse impact on our stock price and has eroded the value of RGSE for all shareholders Iroquois’ “4.99%” ownership position is misleading in that it includes more than 1 million shares tied to warrants and 120,800 shares purchased after the record date With the stock trading at depressed levels, Iroquois has suddenly and opportunistically reversed course and began buying again Most of Iroquois’ recent buying has occurred in just the last month, which we do not believe indicates a long - term commitment to the Company

Key Takeaways 32 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Vote the WHITE Proxy Card “FOR” RGSE’s Highly Qualified Nominees 1 2 3 4 RGSE Has the Right Strategy in Place to Achieve Profitability Prudent cost - cutting allows for lower break - even point, and revenue growth will be supported by renewed focus on sales initiatives Recent Results Highlight Our Progress Substantial reduction in cumulative net loss, maintenance of gross margin profile, and significantly improved cash position support future growth Our Highly Qualified Board Has Been Actively Engaged RGSE’s Board has the right mix of skills and experience, and is committed to shareholder - friendly corporate governance Iroquois Capital’s Claims Are Without Merit Iroquois is a short - term, opportunistic holder with an undisclosed agenda, and its statements suggest a fundamental lack of understanding of our industry

Appendix

Calculation of Comparative Net Loss 34 © Copyright 2017 Real Goods Solar, Inc. All Rights Reserved. Note about Non - GAAP Measures: Comparative Loss from Continuing Operations and Comparable Net Loss is not a GAAP measurement of results of operations. The company is presenting these non - GAAP measures, including the reconciliation above to the GAAP measure Loss from Continuing Opera tions, to provide additional insight into the results of operations and convey changes in results from items it views as unusual, infrequent and not repr ese ntative of the underlying trend.